Confidential
October 15, 2013
These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse AG or its Affiliates (hereafter “Credit Suisse”).
Presentation for NET Board
Exhibit (c)(v)

Confidential
Executive summary

We have been advised by NET Serviços de Comunicação S.A.(“NET” or the “Company”) and its representatives of the following:
On March 5, 2012, Embratel Participações S.A. (“Embrapar”) acquired indirect control of NET by exercising its option to purchase from Globo Comunicação e Participações S.A. (“Globo”) a controlling stake in GB
Empreendimentos e Participações S.A. (“GB”), NET’s controlling shareholder, at a price of R$5.98 per share
This acquisition by Embrapar constituted an acquisition of a controlling interest in NET that, pursuant to
NET’s by-laws, requires that Embrapar make an offer to purchase all of NET’s outstanding common shares and preferred shares (collectively, the “shares”) at a price equal to 100% of the price paid by
Embrapar for such controlling interest
Embrapar and Empresa Brasileira de Telecomunicações S.A. – Embratel (“Embratel”) (collectively, the
“Offerors”) will launch a tender offer to purchase all outstanding shares for a per share price of R$29.02 in cash
(1)
(the “Tender Offer”)
The Tender Offer is a “unified offer” for Brazilian regulatory purposes to satisfy two different offer requirements under Brazilian law: (i) a mandatory offer in connection with the change in control of NET; and
(ii) a voluntary offer in connection with a Level 2 delisting
The Board of Directors of NET (the “NET Board”) has requested that Banco de Investimentos Credit Suisse
(Brasil) S.A. (“CS” or “Credit Suisse”) provide an opinion to the NET Board as to the fairness, from a financial point of view, of the offer price to be paid in the Tender Offer to the holders of shares collectively as a group
(other than the Offerors and their respective affiliates) (the “Opinion”)
NET senior management has confirmed that the projections provided to CS for use in connection with CS’s opinion have been reasonably prepared and reflect management’s best currently available estimates and judgments as to the future financial performance of NET and that such projections are appropriate for CS to rely upon for purposes of its analyses and opinion
NET Board has reviewed the projections with NET senior management and has approved the projections for Credit
Suisse’s use and reliance in connection with Credit Suisse’s analyses and opinion
Source: Company and its representatives.
(1) Assumed offer price per the Company’s direction. Offer price of R$29.02 will be adjusted by CDI from August 19, 2013 to auction date and will also be adjusted (i) by any dividends and/or interest on equity per share declared until auction date and (ii) for any bonuses, stock splits or reverse splits.

Confidential
NET historical market prices
(share price in R$)
(volume traded in
000’s shares)
Source: Bloomberg as of October 14, 2013.
Note: “NA” denotes not applicable.
Intention of Tender Offer
Announced on March 6, 2012
Period
VWAP
(R$ Per Share)
Average Daily Volume
(R$000s)
Last 30 Days (before March 6, 2012)
$25.0 $3.01
Last 60 Days (before March 6, 2012)
$25.0 $6.74
Last 30 Days NA NA
Last 60 Days NA NA
Last 90 Days NA NA
Last 180 Days NA NA
Last 12 Months NA NA
Closing price (Oct. 14, 2013) NA -
Intention of Voluntary
Tender Offer (August 4, 2010)
Settlement of Voluntary
Tender Offer (January 13, 2011)
Intention of
Tender Offer (March 6, 2012)
NETC3 has not been
trading since May 7, 2013
2
0
5
10
15
20
25
30
35
0
0.5
1
1.5
2
2.5
May-10 Sep-10 Jan-11 May-11 Sep-11 Jan-12 May-12 Sep-12 Jan-13 May-13
Volume
Net
NETC3 – Common shares

Confidential
NET historical market prices (cont’d)

(share price in R$)
(volume traded in
000’s shares)
Intention of Tender Offer
Announced on March 6, 2012
Period
VWAP
(R$ Per Share)
Average Daily Volume
(R$000s)
Last 30 Days (before March 6, 2012) $23.6 $1,146.28
Last 60 Days (before March 6, 2012) $22.2 $882.15
Last 30 Days $28.3 $532.52
Last 60 Days $28.9 $530.96
Last 90 Days $29.9 $484.45
Last 180 Days $29.7 $323.24
Last 12 Months $28.4 $315.62
Closing price (Oct. 14, 2013) $29.1 -
Intention of Voluntary
Tender Offer (August 4, 2010)
Settlement of Voluntary
Tender Offer (January 13, 2011)
Intention of
Tender Offer (March 6, 2012)
Source: Bloomberg as of October 14, 2013.
0
5
10
15
20
25
30
35
10,000
15,000
20,000
25,000
30,000
Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Oct-13
5,000
NETC4 – Preferred shares

Confidential
Overview of management projections

Households
and subscribers
Revenues and
ARPUs
Margins
Costs and
expenses
NET’s network reaches approx. 135,000 km by 2022, an increase from approx. 75,000km at the end of 2012
Homes passed increases from 16.9 million in 2012 to 29.8 million in 2022, representing a 5.8% CAGR for the period
Number of connected households increases from 6.7 million in 2012 to 18.5 million in 2022, representing a 10.7%
CAGR for the period and penetration of 62% by 2022
Pay TV subscribers increase from 5.3mm in 2012 to 15.0mm by 2022
Broadband subscribers increase from 5.4mm in 2012 to 17.1mm by 2022
Phone subscribers increase from 4.8mm in 2012 to 14.3mm by 2022
Revenues increase from R$7.9bn in 2012 to R$30.5bn in 2022, representing a 14.4% CAGR for the period
Pay TV revenues increase from R$5.1bn in 2012 to R$18.6bn by 2022
Broadband revenues increase from R$2.1bn in 2012 to R$9.5bn by 2022
Phone revenues increase from R$0.6bn in 2012 to R$1.9bn by 2022
ARPU per household connected increases from R$107 per month in 2012 to R$138 per month in 2022
Pay TV ARPU increases from R$85 per month in 2012 to R$106 per month in 2022
Broadband ARPU increases from R$37 per month in 2012 to R$48 per month in 2022
Phone ARPU remains constant at R$12 per month from 2012 to 2022
EBITDA margin decreases from 28.1% in 2012 to 26.8% in 2014, mainly due to increase in programming costs and selling expenses, then increases to 29.5% in 2017 due to lower selling costs as a percentage of sales, and averages 27.5% thereafter
Operating costs as a percentage of sales increase from 47.0% in 2012 to 51.8% by 2022, mainly driven by higher programming costs as a percentage of sales which increase from 22.6% in 2012 to 28.3% by 2022
SG&A as a percentage of sales decreases from 24.9% in 2012 to 22.0% by 2022, driven by lower selling expenses as a percentage of sales which decrease from 12.1% in 2012 to 9.3% by 2022
Source: Company management projections.

Confidential
Overview of management projections (cont’d)

Capex Projected capital expenditures of R$3.6bn in 2013, R$5.0bn in 2014 and R$5.5bn in 2015 and from 2016 to
2022, average annual capex of approximately R$4.0 billion
Majority of projected capex is variable capex (modems, STBs, etc.) related to upgrading customers to higher-value packages. Variable capex as a percentage of total capex increases from approximately 55% in
2013 to approximately 70% in 2022
NET expands services across more cities in Brazil during the next three years and also expands its fiber-
optic network
Network expansion capex represented 18.9% of total capex during 2012 and increases to 16.4%, 29.2% and
31.8% during 2013, 2014 and 2015, respectively, as the Company unfolds its expansion plan and averages
13.0% from 2016 through 2022
Working Capital Accounts receivable: estimated average collection period of 40 days of revenue, reflecting the migration of the client base from “to become due” to “overdue”
Suppliers: estimated average payment period of approximately 36 days of costs/general expenses plus capex (does not include programming costs, link costs, provisions, and payroll costs)
Inventory: approximately 0.6% of revenues, based on historical data
Programming costs: estimated average payment period of approximately 42 days
Source: Company management projections.
Depreciation
and
amortization
Fiscal goodwill and tax depreciation included in free cash flow calculation as per Company management estimates

Confidential
13.4
16.9
19.2
22.2
25.7
27.2
27.6
28.0
28.4
28.8
29.3
29.8
2011A 2012A 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E
6
Connected households and penetration rate
5.5
6.7
7.8
9.6
11.4
13.0
14.0
15.0
16.0
17.0
17.8
18.5
40.9%
39.7%
40.8%
43.3%
44.6% 47.9%
50.7%
53.5% 56.3%
58.9% 60.8%
62.1%
2011A 2012A 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E
Households Penetration rate
Network coverage
75.2
73.5
85.0
99.8
116.5
123.8
125.6
127.4
129.2
131.0
133.1
135.2
2011A 2012A 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E
Homes passed
(Millions, unless stated)
(Km in thousands) (Millions)
Operational projections
Source: Company public filings and management projections.
CAGR ’12 - ’22E:
10.7%
CAGR ’12 - ’22E:
5.8%

Confidential
$6,696
$7,939
$9,632
$11,931
$14,805
$17,638
$19,960
$21,947
$24,074
$26,260
$28,417
$30,465
2011A 2012A 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E
7
$1,942
$2,231
$2,520
$3,202
$4,017
$4,996
$5,890
$6,321
$6,782
$7,228
$7,643
$7,981
29.0%
28.1%
26.2%
26.8%
27.1%
28.3%
29.5%
28.8%
28.2%
27.5%
26.9%
26.2%
2011A 2012A 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E
EBITDA EBITDA Margin
Financial projections
CAGR ’12 - ’22E:
13.6%
CAGR ’12 - ’22E:
14.4%
(R$ millions) (R$ millions, unless stated)
(R$ millions, unless stated) (R$ millions)
$282
($362)
($1,104)
($1,838)
($1,518)
$249
$2,391
$2,534
$2,791
$3,084
$3,677
$4,009
2011A 2012A 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E
Source: Company public filings and management projections.
$880
$933 $939
$1,260
$1,439
$1,639
$1,975
$1,864
$2,132
$3,478
$3,761
$3,934
13.1%
11.8%
8.4%
9.7% 9.7%
9.3%
9.9%
8.5%
8.9%
13.2% 13.2% 13.2%
(20.0%)
(15.0%)
(10.0%)
(5.0%)
–
5.0%
10.0%
15.0%
20.0%
25.0%
30.0%
2011A 2012A 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E
EBIT EBIT margin
EBITDA Revenues
EBIT EBITDA minus Capex

Confidential
Discounted cash flow analysis

Source: Company management projections.
(1) FX in 2013 is the average between FX rate of R$2.18 as of October 14, 2013 and year-end projected FX rate of R$2.30.
(2) Based on midpoint of discount rate of 9.75% and perpetuity growth rate of 3.25%.
(3) Based on midpoint of discount rate of 9.75%. Present value of 2013 free cash flow based on cash flow from June 30, 2013 through
December 31, 2013.
Unlevered cash flow 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 Perpetuity
EBITDA R$mm $2,231.3 $2,520.4 $3,201.7 $4,017.3 $4,995.9 $5,890.1 $6,320.7 $6,781.8 $7,227.5 $7,642.7 $7,981.0 $7,981.0
(–) Depreciation and amortization R$mm (1,297.5) (1,581.0) (1,941.9) (2,578.1) (3,356.9) (3,915.3) (4,456.3) (4,650.0) (3,749.5) (3,881.7) (4,046.7) (4,046.7)
EBIT R$mm $933.8 $939.4 $1,259.9 $1,439.2 $1,638.9 $1,974.8 $1,864.4 $2,131.8 $3,478.0 $3,761.0 $3,934.3 $3,934.3
% growth 0.6% 34.1% 14.2% 13.9% 20.5% (5.6%) 14.3% 63.2% 8.1% 4.6%
(–) Income taxes R$mm (237.9) (319.4) (428.3) (489.3) (557.2) (671.4) (633.9) (724.8) (1,182.5) (1,278.7) (1,337.7) (1,337.7)
NOPAT R$mm $695.9 $620.0 $831.5 $949.9 $1,081.7 $1,303.4 $1,230.5 $1,407.0 $2,295.5 $2,482.3 $2,596.7 $2,596.7
(+) Depreciation and amortization R$mm 1,297.5 1,581.0 1,941.9 2,578.1 3,356.9 3,915.3 4,456.3 4,650.0 3,749.5 3,881.7 4,046.7 4,046.7
(–) Capital expenditures R$mm (2,593.4) (3,624.4) (5,040.1) (5,535.6) (4,747.1) (3,499.6) (3,786.9) (3,990.8) (4,144.0) (3,965.3) (3,972.3) (4,046.7)
(+/-) Change in working capital R$mm (362.2) (326.4) (169.1) (189.2) (316.1) (326.9) (114.5) (132.8) (139.4) (167.8) (122.2) –
(=) Free Cash Flow R$mm ($962.3) ($1,749.7) ($2,435.8) ($2,196.9) ($624.7) $1,392.1 $1,785.4 $1,933.3 $1,761.6 $2,231.0 $2,548.9 $2,596.7
(/) Average FX
(1)
R$/US$ $2.0 $2.2 $2.4 $2.4 $2.4 $2.5 $2.6 $2.6 $2.7 $2.8 $2.9 $2.9
(=) Free Cash Flow US$mm ($492.3) ($780.7) ($1,027.8) ($919.2) ($257.1) $563.6 $699.8 $733.7 $648.0 $796.0 $881.4 $897.9
Perpetuity
(2)
US$mm – – – – – – – – – – – $14,263.5
PV of FCFF (as of June 30, 2013)
(3)
US$mm ($384.4) ($936.1) ($762.8) ($194.4) $388.2 $439.2 $419.6 $337.6 $377.8 $381.2
PV of Perpetuity (as of June 30, 2013)
(3)
US$mm – – – – – – – – – – $6,168.7

Confidential
Discounted cash flow analysis | Perpetuity growth

(R$ in millions, except otherwise noted)
US$ Discount Perpetuity growth rate
rate 2.75% 3.25% 3.75%
$457.3 $457.3 $457.3 PV of cash flows
16,793.0 18,481.9 20,526.3 PV of terminal value
8.50% $17,250.4 $18,939.2 $20,983.6 Implied enterprise value
($3,275.3) ($3,275.3) ($3,275.3) (–) Net debt
($260.0) ($260.0) ($260.0) (–) Net contingencies
482.6 482.6 482.6 (+) NOLs
688.9 688.9 688.9 (+) PV of goodwill benefit
$14,886.5 $16,575.4 $18,619.8 Implied equity value
$43.41 $48.33 $54.29 Implied equity value per share (R$)
11.8 13.0 14.4 Implied exit EBIT multiple
18.4 20.2 22.3 Implied EV / 2013E EBIT
13.7 15.0 16.7 Implied EV / 2014E EBIT
$144.0 $144.0 $144.0 PV of cash flows
12,441.7 13,463.9 14,656.5 PV of terminal value
9.75% $12,585.7 $13,607.9 $14,800.6 Implied enterprise value
($3,275.3) ($3,275.3) ($3,275.3) (–) Net debt
(260.0) (260.0) (260.0) (–) Net contingencies
458.9 458.9 458.9 (+) NOLs
667.2 667.2 667.2 (+) PV of goodwill benefit
$10,176.5 $11,198.7 $12,391.3 Implied equity value
$29.67 $32.65 $36.13 Implied equity value per share (R$)
9.7 10.5 11.4 Implied exit EBIT multiple
13.4 14.5 15.8 Implied EV / 2013E EBIT
10.0 10.8 11.7 Implied EV / 2014E EBIT
($138.0) ($138.0) ($138.0) PV of cash flows
9,532.5 10,196.9 10,953.0 PV of terminal value
11.00% $9,394.5 $10,058.9 $10,814.9 Implied enterprise value
($3,275.3) ($3,275.3) ($3,275.3) (–) Net debt
($260.0) ($260.0) ($260.0) (–) Net contingencies
437.0 437.0 437.0 (+) NOLs
646.5 646.5 646.5 (+) PV of goodwill benefit
$6,942.7 $7,607.1 $8,363.1 Implied equity value
$20.24 $22.18 $24.38 Implied equity value per share (R$)
8.2 8.8 9.4 Implied exit EBIT multiple
10.0 10.7 11.5 Implied EV / 2013E EBIT
7.5 8.0 8.6 Implied EV / 2014E EBIT
Source: Company management projections.
Note:     Net debt as of June 30, 2013, includes intercompany loans.
NOLs expected to be utilized during projected period as per Company management estimates.
FX rate of R$2.18/US$ (Bloomberg) as of October 14, 2013 to convert firm value.
Goodwill of R$2.87bn related to reverse merger of GB and NET, equally amortized over five years (per NET management estimates). Tax shields of amortizations discounted using midpoint discount rate of 9.75%.

Confidential
Selected companies analysis – EV / EBIT

Source: Company management projections.
(1) Net debt as of June 30, 2013, includes intercompany loans.
(2) As of June 30, 2013. Provision for contingent liabilities, minus judicial deposits.
(3) NOLs as per Company management estimates converted to US$ and present valued to June 30, 2013 at 9.75% midpoint discount rate.
(4) Goodwill of R$2.87bn related to reverse merger of GB and NET, equally amortized over five years (per NET management estimates). Tax shields of amortizations discounted using midpoint discount rate of 9.75%.
(R$ in millions, except per share values)
Selected multiple range Implied reference range
NET Data Low High Low High
2013E EBIT $939.4 10.50x – 13.25x $9,863.5 – $12,446.8
(-) Net debt
(1)
($3,275.3)
(-) Net contingencies
(2)
($260.0)
(+) NOL
$458.9
(+) PV of goodwill benefit
(4)
$667.2
Implied equity value reference range $7,454.3 – $10,037.6
Implied equity value per share reference range (R$) $21.73 $29.27
2014E EBIT $1,259.9 9.00x – 11.50x $11,338.7 – $14,488.3
(-) Net debt
(1)
($3,275.3)
(-) Net contingencies
(2)
($260.0)
(+) NOL $458.9
(+) PV of goodwill benefit
(4)
$667.2
Implied equity value reference range $8,929.4 – $12,079.1
Implied equity value per share reference range (R$) $26.04 $35.22
–
–
(3)
(3)

Confidential
Selected companies

Source: Public filings, Bloomberg, FactSet and I/B/E/S.
Note: FX rates: MX$13.01/US, R$2.18/US, €0.74/US as of October 14, 2013.
(1) Adjusted price from March 6, 2012 with BOVESPA and MSCI Brazilian Telecom Index as references, respectively.
(in millions, except per share amounts)
Net Servicos (R$) $29.12 (11.8%) $9,723 $12,132 12.9x 9.6x
(R$) $21.30 (35.5%) 7,247 9,666 10.3x 7.7x
(R$) $17.82 (46.0%) 6,064 8,483 9.0x 6.7x
Megacable (MX$) $41.94 (5.4%) $36,034 $35,152 13.1x 11.3x
Comcast (US$) $46.46 (0.2%) $126,713 $121,249 9.1x 8.4x
Time Warner Cable (US$) 114.68 (5.2%) 33,862 56,372 12.1x 11.2x
Charter (US$) 137.19 (0.3%) 15,339 29,946 29.3x 23.3x
Liberty Global (US$) $76.96 (6.7%) $30,857 $68,190 25.6x 22.5x
Ziggo (€) 29.49 (7.0%) 5,897 8,579 13.4x 12.8x
Telenet (€) 36.20 (5.8%) 4,227 7,868 17.9x 16.9x
Closing share
price
% of Equity Enterprise EV / EBIT EV / EBIT
Company 10/14/2013 52-Wk-High Market Value
2013E 2014E
Value
Net Servicos adjusted (BOVESPA)
(1)
Net Servicos adjusted (MSCI Bra Telecom)
(1)
Latam selected cable providers
US Cable service providers
European cable service providers

Confidential
28.8%
10.6%
9.7%
9.3%
9.9%
8.5%
8.9%
13.2% 13.2%
12.9%
2014 2014 2015 2016 2017 2018 2019 2020 2021 2022
Selected companies benchmarking
12
(US$ in millions)
EBIT margin
Megacable Net
Source: Public filings, Bloomberg, FactSet and I/B/E/S.
Note: FX rates as per macroeconomic assumptions.
EBIT 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022
Net $477.7 $419.1 $531.6 $602.2 $674.4 $799.5 $730.8 $809.0 $1,279.3 $1,342.0 $1,360.5
NET is not forecasted by
management to
reach Megacable margins
2012A EBIT 2013E EBIT 2014E EBIT
Latam selected cable providers
Megacable $183.4 $206.2 $239.2
US cable service providers
Comcast 12,179.0 13,308.6 14,450.9
Time Warner Cable 4,445.0 4,655.9 5,021.1
Charter 916.0 1,022.9 1,286.4
European cable service providers
Liberty Global 2,278.3 2,668.6 3,033.2
Ziggo 761.5 865.1 909.9
Telenet 528.4 595.3 631.8
Company

Confidential
Selected precedent transactions analysis

Source: Company public filings and management projections.
(1) Net debt as of June 30, 2013, includes intercompany loans.
(2) As of June 30, 2013. Provision for contingent liabilities minus judicial deposits.
(3) NOLs as per NET management estimates converted to US$ and present valued to June 30, 2013 at 9.75% midpoint discount rate.
(4) Goodwill of R$2.87bn related to reverse merger of GB and NET, equally amortized over five years (per NET management estimates). Tax shields of amortizations discounted using midpoint discount rate of 9.75%.
(R$ in millions, except otherwise noted)
Selected multiple range Implied reference range
NET Data Low High Low High
LTM EBITDA (as of June 30, 2013) $2,444.2 6.0x – 6.5x $14,665.2 – $15,887.3
Implied enterprise value reference range $14,665.2 – $15,887.3
(-) Net debt
(1)
($3,275.3)
(-) Net contingencies
(2)
($260.0)
(+) NOL
$458.9
(+) PV of goodwill benefit
(4)
$667.2
Implied equity value reference range $12,256.0 – $13,478.1
Implied equity value per share reference range (R$) $35.74 $39.30
– –
(3)

Confidential
Selected precedent transactions

(US$ in millions, except per subscriber value)
Date Implied Implied EV / % Stake
Announced Buyer Seller Location EV (US$ mm) LTM EBITDA acquired
Cable TV companies in Latin America
Argentina
Oct-06 Cablevision Teledigital Argentina $70.0 NA 100.0%
Oct-06 Cablevision Multicanal Argentina 469.4 NA 100.0%
Argentina Average $269.7 NA 100.0%
México
Jun-10 Megacable Omnicable Mexico 43.7 6.5x 100.0%
Jul-08 Megacable SIGETEL Mexico 4.4 NA 100.0%
2Q08 Megacable Various Mexico 19.2 NA 100.0%
Nov-07 Megacable TCO Mexico 33.9 NA 51.0%
Aug-07 Megacable Acotel Mexico 256.0 11.6x 100.0%
Aug-07 Megacable IMATEL Mexico 29.7 NA 100.0%
Jul-07 Megacable IRA Mexico 22.1 NA 100.0%
Jun-07 Televisa Cablemás Mexico 648.1 9.0x 49.0%
Mar-06 Televisa Television Internacional (TVI) Mexico 160.0 8.0x 50.0%
Mar-06 Teleholding RCN Mexico 300.0 7.2x 48.9%
Mexico Average $151.7 8.5x 79.9%
Central America
Aug-08 América Móvil Estesa Holding Nicaragua $58.8 NA 100.0%
Jul-08 Millicom Amnet Central America 510.0 7.1x 100.0%
Central America Averag $284.4 7.1x 100.0%
Chile
Jan-10 CorpGroup VTR Chile $2,032.6 6.2x 20.0%
Brazil
Aug-10 Telmex Net Servicos Brazil $5,178.8 6.6x 63.0%
Sep-08 Net Servicos Esc 90 Brazil $58.2 NA 100.0%
Dec-07 Net Servicos Big TV Brazil 136.4 NA 100.0%
Oct-06 Net Servicos Vivax Brazil 643.3 12.1x 100.0%
Mar-05 Telmex Net Servicos Brazil 1,295.7 8.7x 37.0%
Brazil Average $812.7 9.2x 80.0%
Colombia
Aug-06 Telmex Superview Colombia $41.9 NA 100.0%
Source: Public filings and press releases.
Note:     "NA" denotes not publicly available.
(1)           Multiple calculated in Chilean pesos. Net debt converted using spot rate on date of announcement of transaction, US$1/CLP$491.2. EBITDA converted using average rate for 2009 of US$1/CLP$559.2.
(1)

Confidential
Summary financial analysis

Implied NET equity value per share reference ranges
(R$ per share)
Source: Based on Company public filings and management projections.
(1) Assumed offer price per the Company’s direction. Offer price of R$29.02 will be adjusted by CDI from August 19,
2013 to auction date and will also be adjusted (i) by any dividends and/or interest on equity per share declared until auction date and (ii) for any bonuses, stock splits or reverse splits.
(1)
$35.74
$26.04
$21.73
$20.24
$29.02
$39.30
$35.22
$29.27
$54.29
Selected precedent transactions
analysis (LTM EBITDA)
Selected companies analysis
(EV / 2014E EBIT)
Selected companies analysis
(EV / 2013E EBIT)
DCF perpetuity
Offer price

Confidential
Disclaimers

Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) has been engaged by Net Serviços de Comunicação S.A. (“NET” or the “Company”) to render to the Board of Directors of the Company (the “Board”) a written opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of the common shares, no par value (“NET Common Shares”), and preferred shares, no par value (“NET Preferred Shares” and, together with NET Common Shares, “NET Shares”), of the Company, other than Empresa Brasileira de Telecomunicações S.A. –
Embratel (“Embratel”), Embratel Participações S.A. (“Embrapar” and, together with Embratel, the “Offerors”) and their respective affiliates, of the offer price to be paid in the Tender Offer (as defined below) to such holders, collectively as a group to the extent expressly specified  therein.  As more fully described in (i) the draft Notice of Unified Offer to Purchase Common Shares and
Preferred Shares Issued by Net Serviços de Comunicação S.A. (Edital de Oferta Pública Unificada de Aquisição de Ações Ordinárias e Ações Preferenciais de Emissão da Net Serviços de
Comunicação S.A.), publicly available on October 4, 2013, as filed by the Offerors with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários or the “CVM” and, such notice, the “Notice of Public Tender Offer”) and directed at holders of NET Shares that are not U.S. residents and (ii) Amendment No. 2 to the Tender Offer Statement on Schedule TO
publicly filed on October 18, 2012 by the Offerors with the U.S. Securities and Exchange Commission, including the draft Offer to Purchase, dated October 17, 2012, directed at holders of
American Depositary Shares representing NET Preferred Shares (“NET ADS”) or holders of NET Shares that are U.S. residents (collectively, the “Schedule TO” and, together with the Notice of
Public Tender Offer, the “Tender Offer Documents”), the Offerors will commence a mandatory change of control tender offer (oferta pública por alienação de controle) along with the voluntary delisting tender offer from the Level 2 special securities trading segment of the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBovespa”) for NET Shares, including
NET ADS, in accordance with Instrução CVM No. 361/2002, as amended (“Instrução CVM 361/2002”), and BM&FBovespa Corporate Level 2 By-Laws (Regulamento de Listagem do Nível 2
de Governança Corporativa da BM&FBOVESPA).
These materials have been prepared by Credit Suisse for the Board in connection with the Opinion (the “Presentation”).  The following information is important and should be read carefully in its entirety:
1. This Presentation has been prepared, together with the Opinion, for the information of the Board (in its capacity as such) in its evaluation of the Tender Offer in accordance with Item
5.8 of the Regulamento de Listagem do Nível 2 de Governança Corporativa da BM&FBOVESPA and is not intended for any other purpose or use, including, but not limited to, the purposes of
Instrução CVM nº 361/2002, Instrução CVM nº 319/1999 and/or articles 8, 170, or any other provisions of Law nº 6404/1976 (“Lei das S.A.”).
2. This Presentation is not intended as the sole basis for the evaluation of the Tender Offer by the Board and does not comprise all information that may be deemed necessary for such purpose.  This Presentation, and the analyses and other information contained herein, do not constitute advice or a recommendation to any shareholder as to whether such shareholder should tender shares in the Tender Offer or how any Board member or shareholder should otherwise act on any matter relating to the Tender Offer.  The analyses in this Presentation and the Opinion do not address the relative merits of the Tender Offer as compared to alternative transactions or strategies that might be available to the Company or its shareholders, or the underlying business decision of the Board or any other party or entity with respect to the Tender Offer.  Credit Suisse was not requested to, and did not, participate in the negotiation or structuring of the Tender Offer, and Credit Suisse was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of the Company.  Further, Credit Suisse was not requested to, and did not, recommend the specific consideration payable in the Tender Offer, which offer price was determined by the Offerors, and the decision whether or not to recommend the Tender Offer is solely that of the Board.  This Presentation and the Opinion are only one of many factors considered by the Board in its evaluation of the Tender Offer and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the Tender Offer or the offer price.
3. In preparing this Presentation, Credit Suisse, among other things, (i) reviewed the consolidated financial statements of the Company for the fiscal years ended 2010, 2011 and 2012, audited by Ernst & Young, (ii) reviewed the financial statements of the Company for the first half of 2013, which were reviewed by Ernst & Young, (iii) reviewed the Tender Offer Documents and certain publicly available business and financial information relating to the Company, (iv) reviewed certain other information relating to the Company provided to or discussed with Credit
Suisse by the Company, including financial forecasts for the fiscal years ending 2013 through 2022 and estimates approved for Credit Suisse’s use by the Board, (v) met with the senior management of the Company to discuss the business and prospects of the Company, (vi) considered certain financial and stock market data of the Company, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of the Company, (vii) considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which had been effected or announced and (viii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.  Credit Suisse has been advised by the Company’s management that it is not aware of any relevant information that has been omitted or undisclosed to Credit Suisse.

Confidential
Disclaimers (cont’d)

4. In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects.  Credit Suisse utilized certain publicly available Brazilian reais to United States dollar exchange rate forecasts and assumed, at the direction of the Company, that such forecasts were reasonable to utilize for purposes of Credit Suisse’s analyses and opinion.  Credit Suisse expresses no view or opinion as to any currency or exchange rate fluctuations between Brazilian and United States currencies and assumed, at the direction of the Company, that any such fluctuations would not in any respect be meaningful to Credit Suisse’s analyses or
Opinion.  In addition, Credit Suisse relied upon, with the Company’s consent and without independent verification, the assessments of the Company’s management as to macroeconomic conditions and the telecommunications regulatory environment in Brazil and assumed, at the Company’s direction, that there would be no changes in such macroeconomic conditions or regulatory environment that would impact the Company in any respect meaningful to Credit Suisse’s analyses or Opinion.  In addition, Credit Suisse was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals.  Credit Suisse did not evaluate the solvency or fair value of the Company in light of any federal, state or municipal laws (including, without limitation, laws of Brazil and United States of America) related to bankruptcy, insolvency or similar issues.
5. Credit Suisse is not an actuary, nor should Credit Suisse be deemed an expert, in relation to this Presentation, the Opinion or the Tender Offer.  Further, Credit Suisse has not provided any legal, regulatory, antitrust, tax, accounting or auditing services in connection with this Presentation, the Opinion or the Tender Offer.  Credit Suisse expresses no view or opinion as to any such matters or whether any such matters could alter or otherwise impact the analyses and information contained in this Presentation.
6. No representation or warranty, express or implied, is made by Credit Suisse or any of its affiliates or representatives regarding the accuracy, reasonableness, completeness, truthfulness, achievability or sufficiency of the information (including financial and operating projections of the Company or assumptions and estimates on which such projections are based) contained in this
Presentation or on which Credit Suisse’s analyses are based.  Nothing contained herein should be interpreted or construed as a declaration by Credit Suisse regarding the present, past or future financial performance of the Company or any other matter.
7. Any financial and other forecasts, estimates, projections and assumptions contained in this Presentation (including, without limitation, regarding the Company’s financial and operating performance or regulatory environment in which the Company operates) have been prepared by the Company or derived from information (whether oral or in writing) supplied by the Company or derived from public sources, without independent verification by Credit Suisse, and involve numerous and significant subjective determinations and assumptions, which may not be realized.
As a result, actual results may vary materially from those shown in this Presentation.  In addition, with respect to any such information made available to Credit Suisse and used in its analyses, the Company has represented to Credit Suisse that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the matters covered thereby.
8. This Presentation is not (i) a determination of a fair price for the Tender Offer; (ii) a recommendation related to any aspects of the Tender Offer; and/or (iii) a valuation report, a laudo or laudo de avaliação, issued for purposes of Instrução CVM nº 361/2002, Instrução CVM nº 319/1999 and/or articles 8, 170, and any other provision of the Lei Das S.A. or any other Brazilian law or regulation.  This Presentation has not been prepared for purposes of complying with any legal or regulatory provisions in Brazil or abroad.
9. The preparation of financial analyses as reflected in this Presentation is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Credit Suisse has performed a variety of financial and comparative analyses and has arrived at the Opinion based on the results of all analyses undertaken by it and assessed as a whole and unless otherwise noted Credit Suisse has not drawn, in isolation, conclusions from or with regard to any one factor or method of analysis.  Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and Opinion.

Confidential
Disclaimers (cont’d)

10. In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control.  No company, transaction or business used in Credit Suisse’s analyses is identical to the Company or the Tender Offer, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.  The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses.  In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or reflect the prices at which businesses or securities actually may be sold or acquired.  Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.
11. The effective date used for this Presentation is October 14, 2013.  This Presentation is necessarily based upon information made available to Credit Suisse as of the effective date and financial, economic, market, currency exchange rates and other conditions as they existed and could be evaluated on the effective date and upon certain assumptions regarding such financial, economic, market, currency exchange rates and other conditions, which are subject to volatility and which, if different than assumed, could have a material impact on Credit Suisse’s analyses and Opinion.  Although future events and other developments may affect this Presentation and the Opinion, Credit Suisse is under no obligation to update, revise, correct or revoke this Presentation or the Opinion, in whole or in part, as a result of any subsequent development or for any other reason.
12. The Opinion and the analyses contained in this Presentation do not address, take into consideration or give effect to, individual circumstances of specific holders with respect to control, voting or other rights or aspects which may distinguish such holders or the securities of the Company held by such holders or any rights, preferences, restrictions or limitations that may be attributable to any such securities.  The analyses considered the Company as a standalone operation and therefore do not include benefits or operating, tax or other losses, including any premiums, synergies, incremental value and/or costs, if any, that may be realized upon consummation, or otherwise as a result of, the Tender Offer or any other transaction.  The Opinion and such analyses also do not address certain other aspects or implications of the Tender Offer, including, without limitation, the form or structure of the Tender Offer, any fees, expenses or taxes payable in respect of the Company’s shares, the mechanism for determining and timing of payment of interest on the offer price or currency fluctuations between Brazilian reais and U.S. dollars, any differences in, or relative fairness of the Tender Offer price among, the Company’s securities or any agreement, arrangement or understanding in connection with the Tender Offer or otherwise.
13. The Company has agreed to pay Credit Suisse a fee upon delivery of the Opinion.  In addition, the Company has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of counsel, and to indemnify Credit Suisse and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Credit Suisse under its engagement.
14. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Offerors and their respective affiliates and any other company that may be involved in the Tender Offer, as well as provide investment banking and other financial services to such companies.  Credit Suisse has adopted policies and guidelines designed to preserve the independence of its research analysts.  Professionals in Credit Suisse’s equities research department and other divisions may base their analyses and publications on different operating and market assumptions and on different analyses or methods from those used in preparing this Presentation so that the research reports and other publications they prepare may contain different results and conclusions from those presented herein.

Confidential
Disclaimers (cont’d)

15. This Presentation was prepared for use by the Board which is familiar with the business and affairs of the Company.  Holders of the Company’s shares should seek advice based on their particular circumstances from independent advisors.  Any tax statement in this Presentation regarding any U.S. federal tax is not intended or written to be used and cannot be used by any taxpayer for the purpose of avoiding any penalties.  Nothing contained in this Presentation shall be deemed a limitation of any kind with respect to the disclosure of the tax treatment or tax structure of the transactions contemplated by the Tender Offer.  For this purpose, the tax treatment of a transaction is the purported or claimed
U.S. federal income tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction.
16. The financial calculations contained in this Presentation may not necessarily result in a precise value due to rounding.
17. This Presentation and the Opinion have been prepared in English and any Portuguese or other translation of this Presentation or the Opinion is solely for informational purposes.  Credit Suisse is not responsible for the accuracy or completeness of any such translation and such translation shall not be deemed to modify the substance of this
Presentation or the Opinion.
São Paulo, October 15, 2013.
Banco de Investimentos Credit Suisse (Brasil) S.A.

Confidential

Credit Suisse does not provide any tax advice. Any tax statement herein regarding any U.S. federal tax is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties. Any such statement herein was written to support the marketing or promotion of the transaction(s) or matter(s) to which the statement relates. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.
These materials have been provided to you by Credit Suisse in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse.  In addition, these materials may not be disclosed, in whole or in part, or summarized or otherwise referred to except as agreed in writing by Credit Suisse.  The information used in preparing these materials was obtained from or through you or your representatives or from public sources.  Credit Suisse assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects.  To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies)
prepared by or reviewed or discussed with the managements of your company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates).  These materials were designed for use by specific persons familiar with the business and the affairs of your company and Credit Suisse assumes no obligation to update or otherwise revise these materials.  Nothing contained herein should be construed as tax, accounting or legal advice.  You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure.  For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction.
These materials have been prepared by Credit Suisse ("CS") and its affiliates for use by CS. Accordingly, any information reflected or incorporated herein, or in related materials or in ensuing transactions, may be shared in good faith by CS and its affiliates with employees of CS, its affiliates and agents in any location.
Credit Suisse has adopted policies and guidelines designed to preserve the independence of its research analysts.  Credit Suisse’s policies prohibit employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a research rating or price target, as consideration for or an inducement to obtain business or other compensation.  Credit Suisse’s policies prohibit research analysts from being compensated for their involvement in investment banking transactions.

Confidential 21 BANCO DE INVESTIMENTOS CREDIT SUISSE (BRASIL) S.A. R. Leopoldo Couto de Magalhães Jr., 700, 10th floor 04542-000 São Paulo, SP + 55 11 3701 6800 www.credit-suisse.com